Exhibit 99.1

Primavera Capital Acquisition Corporation Announces Pricing of Upsized $360 Million Initial Public Offering

Hong Kong – January 21, 2021 – Primavera Capital Acquisition Corporation (the “Company”) announced today that it priced its initial public offering of 36,000,000 units at $10.00 per unit. The units are expected to be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “PV.U” beginning on January 22, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on NYSE under the symbols “PV” and “PV WS,” respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on global consumer companies with a significant China presence or a compelling China potential. The management team includes Fred Hu, the founding chairman of Primavera Capital Group, a leading China-based alternative investment management firm; Tong “Max” Chen, the Company’s Chief Executive Officer, Chief Financial Officer and director, who is a partner and a founding member of Primavera Capital Group with experience sourcing, executing and exiting a variety of deals in the consumer and technology sectors; and Chenling Zhang, an independent director nominee who we believe will be able to use her expertise to source and/or evaluate potential acquisition targets for our initial business combination and who is the founder of VCLEANSE, a leading cold-pressed juice company in China.

Credit Suisse and Citigroup are acting as the joint book-running managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 5,400,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Credit Suisse Securities (USA) LLC at Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina, 27560, by telephone at (800) 221-1037 or by e-mail at usa.prospectus@credit-suisse.com and Citigroup Global Markets Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717 or by telephone at (800) 831-9146.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 21, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

For inquiries please contact Alex Ge:

Telephone: +852 3767 5068

Email: chengyuan.ge@primavera-capital.com

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